                                                       Registration No. 33-61199
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                               WGL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                    Virginia
                            (State of Incorporation)

                                   52-2210912
                      (I.R.S. Employer Identification No.)
                            ------------------------

                  WGL HOLDINGS, INC. DIVIDEND REINVESTMENT AND
                           COMMON STOCK PURCHASE PLAN
                            (Full Title of the Plan)
                            ------------------------
                               John K. Keane, Jr.
                   Senior Vice President and General Counsel
                               WGL Holdings, Inc.
                    1100 H Street, NW; Washington, DC 20080
                                 (202) 624-6505
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                                    Copy to:

                            Gerald J. Laporte, Esq.
                             Hogan & Hartson L.L.P.
                           555 Thirteenth Street, NW
                              Washington, DC 20004
                                 (202) 637-6528
                            ------------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the issuance of shares of common stock, no par value, pursuant to the WGL Holdings, Inc. Dividend Reinvestment and Common Stock Purchase Plan (the "DRP"), which were originally registered on Form S-3 by Washington Gas Light Company (File No. 33-61199).

WGL Holdings, Inc. will succeed Washington Gas Light Company as registrant of various effective registration statements filed with the Securities and Exchange Commission, including File No. 33-61199. The registration fees in respect of the common stock registered under File No. 33-61199 were paid at the time of the original filing of the Registration Statement on Form S-3 by Washington Gas Light Company.

                 SEE QUESTION(S)                    PAGE(S)
---------------------------------------------------------------
For information on:

Description of the plan                    1-10        4-7
Eligibility to participate                   11          7
Methods of participation                  12-18        7-8
Cost to participate                          19          9
Price per share                           20,21          9
Reports to participants                      22          9
Dividends, certificates and safekeeping   23-26         10
Sale of shares                            27,28         10
Transfer of shares                        29,30         11
Withdrawal from the plan                  31-33         12
Tax consequences                          34,35      12-13
Other information                         36-39         13
Changes in plan                              40         14
Voting shares                                41         14

FOR INFORMATION REGARDING THE PLAN CONTACT:

Investor Relations Department
The Bank of New York
P.O. Box 11258
Church Street Station
New York, NY
10286-1258
1-888-269-8845
www.stockbny.com

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not offering the common stock in any state where the offer is not permitted. We do not claim the accuracy of information in this prospectus as of any date other than the date stated on the cover.

                                           [WGL HOLDINGS, INC LOGO]

            DIVIDEND
            REINVESTMENT
            AND
            COMMON STOCK
            PURCHASE PLAN

------------------------------------------------------
            P R O S P E C T U S
            October 12, 2000

2
--------------------------------------------------------------------------------

  P R O S P E C T U S

WGL HOLDINGS, INC.
DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

The Dividend Reinvestment and Common Stock Purchase Plan (the Plan) of WGL Holdings, Inc. ("WGL Holdings" or the "Company") provides holders of the Company's common stock, including eligible employees, with a convenient method of purchasing common stock of WGL Holdings. Participants in the Plan may:

 -- automatically reinvest dividends on all or a portion of their common stock of WGL Holdings;

 -- in addition, automatically reinvest dividends on all their preferred shares of the Company's subsidiary Washington Gas Light Company (Washington Gas); and/or

 -- make optional additional cash investments in the plan of between $25 and $20,000 per quarter.

Note: Only holders of WGL Holdings, Inc. common stock are eligible to participate in the Plan. Holders of Washington Gas preferred stock may only participate in the Plan if they also own one or more shares of common stock of WGL Holdings, Inc.

  Employees of WGL Holdings and Washington Gas and Participating Subsidiaries may participate in the Plan through payroll deductions if they also have all or a portion of their common stock dividends reinvested through the Plan. See Questions 12 and 13 for a discussion of Participating Subsidiaries.
  All dividends on shares credited to a participant's account under the Plan will be automatically applied to the purchase of additional shares of common stock.
  Common stock purchased with reinvested dividends and optional cash payments may be, at the option of the Company, either newly issued shares (Original Issue Shares) or shares purchased in the open market (Open Market Shares) by an agent independent of the Company (Independent Agent).
  For Original Issue Shares, the purchase price will be the average of the high and low prices for WGL Holdings' common stock as published in The Wall Street Journal report of New York Stock Exchange Composite Transactions on the last trading day of each month (Pricing Date). If shares issued under the Plan are acquired in the open market, the price of such shares will be the weighted average price at which the Independent Agent acquires the shares for the purchase during an Investment Period, as described further in this prospectus, including any brokerage commissions and service charges.
  This prospectus relates to 8,764,000 shares of the common stock of WGL Holdings registered under the Plan.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is October 12, 2000.

                                                                               3
--------------------------------------------------------------------------------

  WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement WGL Holdings filed with the Securities and Exchange Commission ("SEC"). WGL Holdings also files annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document WGL Holdings files publicly at the SEC's public reference rooms at the following locations: Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, N.Y. 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC web site at http://www.sec.gov. Information is also available on our corporate web site at http://www.wglholdings.com.
The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the common stock covered by this prospectus.
The documents described below were filed by Washington Gas Light Company prior to WGL Holdings becoming its parent holding company.
  - The Washington Gas Light Company Annual Report on Form 10-K for the year ended September 30, 1999.

  - The Washington Gas Light Company Quarterly Report on Form 10-Q for each of the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000.

  - The Washington Gas Light Company reports on Form 8-K dated December 30, 1999; January 6, 2000; February 17, 2000; June 3, 2000 and June 28, 2000.

  - The description of the common stock of WGL Holdings contained in the company's registration statement on Form S-4 (No. 333-96017) incorporated into the company's registration statement on Form 8-A dated October 6, 2000.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

  THE COMPANY

WGL Holdings will become the holding company for Washington Gas and its diversified businesses effective November 1, 2000. As of November 1, 2000 WGL Holdings will own all the outstanding shares of common stock of Washington Gas and the subsidiaries formerly owned by Washington Gas.

Washington Gas is a public utility which has been in the gas distribution business for over 150 years. The Washington Gas service territory includes the City of Washington, D.C., the surrounding suburbs in Maryland and Virginia and a portion of the Shenandoah Valley in Virginia.

Effective November 1, 2000, WGL Holdings will own the stock of several subsidiaries primarily

4
--------------------------------------------------------------------------------

engaged in energy related businesses. The principal subsidiaries include:

  - Hampshire Gas Company, which operates an underground gas storage field in West Virginia on behalf of Washington Gas;

  - Crab Run Gas Company, which has as its primary asset an investment in an Oklahoma-based limited partnership engaged in the exploration and production of oil and gas;

  - Washington Gas Resources Corp., which is our holding company for our other wholly-owned non-utility subsidiaries.

WGL Holdings also owns a 50% equity interest in Primary Investors, LLC which serves as the holding company for investments in after-market products and services for residential and light commercial HVAC customers.

WGL Holdings' address is: WGL Holdings, Inc.; 1100 H St., N.W.; Washington, D.C. 20080. Telephone: 703-750-2000. You can also visit our web site at http://www.wglholdings.com.

  FORWARD-LOOKING STATEMENTS

This prospectus and its incorporated documents discuss both historical information and forward-looking statements. Words like "estimates," "expects," "plans," "anticipates," "intends," "believes," "projects," "forecasts," and other similar words identify forward-looking statements. These forward-looking statements involve uncertainties and risks. Although we believe they are based on reasonable assumptions, we cannot assure that every stated objective will be reached.

We make forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Please refer to our latest Annual Report on Form 10-K or our more recently filed Quarterly Reports on Form 10-Q for a discussion of important factors that could cause our actual results to differ materially from those discussed in our forward-looking statements.

  USE OF PROCEEDS

We plan to use the net proceeds from any sale by WGL Holdings of Original Issue Shares under the Plan for general corporate purposes, including investments in our subsidiaries and repayment of borrowings used to finance the capital expenditures and operations of our subsidiaries. We may also use the net proceeds for other purposes if we find it necessary. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

  EFFECTIVE DATE OF THE PLAN

The Plan was implemented by Washington Gas in 1981 and has been adopted by WGL Holdings effective November 1, 2000. It is the successor to the Washington Gas Dividend Reinvestment and Common Stock Purchase Plan.

  DESCRIPTION OF THE PLAN

  THE FOLLOWING QUESTIONS AND ANSWERS EXPLAIN THE PROVISIONS OF THE PLAN.

  PURPOSE

1. What is the Purpose of the Plan?

The Plan provides holders of the common stock of WGL Holdings, including eligible employees who are common stockholders, with a convenient and economical method of investing cash dividends and/or optional cash payments in shares of common stock of WGL Holdings. In addition, eligible employees may invest through payroll deduction. To the extent that shares distributed by the Plan are Original Issue Shares, the Company will receive additional funds for the uses described above under "Use of Proceeds."

                                                                               5
--------------------------------------------------------------------------------

  ADVANTAGES

2. What are the Advantages of Participating in the Plan?

 --   No commission or service charge is paid by participants in connection with purchases of Original Issue Shares under the Plan. (See Question 19 regarding certain other expenses in connection with participation under the Plan.)

 --   Full investment of the funds is possible under the Plan because whole and fractional shares are credited to a participant's account. In addition, dividends paid on whole and fractional shares will be reinvested in shares of common stock under the Plan.

 --   Safekeeping of shares credited to a participant's account is assured since certificates for such shares are not issued unless requested by the participant. (See Question 24.)

 --   A statement of the participant's account is furnished after each dividend or cash transaction, providing simplified recordkeeping.

  ADMINISTRATION

3. Who Administers the Plan?
The Bank of New York (the Administrator) administers the Plan for participants, maintains records, sends statements of participants' accounts and performs other duties relating to the Plan. The company will also select an Independent Agent to act on behalf of the company to purchase any shares of common stock which may be acquired in open market transactions and to sell shares pursuant to requests by participants. Shares of common stock purchased under the Plan will be registered in the name of a nominee(s) for participants in the Plan. See Question 12 for the address and phone number of the Administrator.

  DIVIDEND REINVESTMENT

4. How does Dividend Reinvestment Work?

SHAREHOLDERS OF RECORD

If a shareholder has elected to reinvest dividends, the Administrator will invest the dollar amount of the dividends in the common stock of WGL Holdings for the shareholder's account, instead of sending the dividends to the shareholder. Regardless of the method of participation chosen, all cash dividends on shares held in the Plan for all shareholders and for all participating employees are automatically reinvested in additional shares of the common stock of WGL Holdings.

STREET NAME SHAREHOLDERS

Investors who hold WGL Holdings common stock in the name of a stockbroker or nominee (in "street name") can participate in the Plan, as discussed in Question
12. In such a case, the Administrator will reinvest dividends on shares held by the investor in the Plan, but the Administrator will not be able to reinvest dividends which are paid on the shares held in street name.

PREFERRED STOCK SHAREHOLDERS

Investors who own shares of Washington Gas preferred stock may reinvest those dividends under the Plan if they also own any shares of common stock of WGL Holdings, Inc. If this election is selected, the holder must reinvest all dividends on the holder's preferred stock of Washington Gas. See Question 6 for a further discussion of partial reinvestment.

5. When will Dividends be Reinvested?

Dividends on common and preferred stock are normally paid on or about the first day of February, May, August, and November (Dividend Payment Dates). Dividends will be invested in Original Issue Shares as of the Dividend Payment Dates. Dividends will be invested in Open Market Shares by the Independent Agent during the

6
--------------------------------------------------------------------------------

month beginning with a Dividend Payment Date and ending with the last trading day of the month. The timing and conditions of investments in Open Market Shares are under the sole control of the Independent Agent. See Question 21 for information on the price at which dividends are reinvested.

  Dividends are paid to shareholders of record on record dates established by the Board of Directors. Generally, those record dates are January 10, April 10, July 10 and October 10 of each year. These record dates may vary due to weekends and holidays.

6. May a Shareholder Reinvest Dividends on Fewer than All Shares Registered in the Shareholder's Name?

Partial reinvestment is available to common shareholders who elect to reinvest dividends on a minimum of 100 common shares. Holders of Washington Gas preferred shares must elect to reinvest all their dividends.
  If the shareholder's common stock share balance drops below the level authorized for partial reinvestment, dividends on the entire share balance will be reinvested.
  Dividends on all shares held by the Administrator in a shareholder's Plan account will always be reinvested.

7. If a Participant in the Plan buys Additional Shares of common stock, will Dividends on these Shares Automatically be Reinvested?

Yes, as long as the shareholder has elected full reinvestment of dividends on all shares and the new shares are registered in the exact same name (including address and initials) as the old shares.

OPTIONAL CASH PAYMENTS

8. How do Optional Cash Payments Work?

The option to make cash payments is available to all participating shareholders and employees. Any number of optional cash payments may be made in each quarter, but payments may not be less than $25 per payment nor aggregate more than $20,000 per quarter. The same amount of money need not be sent each quarter, and there is no obligation to make an optional cash payment each quarter.
  Optional cash payments should be accompanied by cash payment forms which are attached to the statement of account and which also may be requested from the Administrator.
  All optional cash payments must be sent by check or money order in U.S. Dollars, made payable to The Bank of New York, and identified as a payment to the WGL Holdings, Inc. Dividend Reinvestment Plan. Checks not drawn on a U.S. bank are subject to collection, with the funds invested on the next investment date after collection of funds has been made. Third party checks are not accepted by the Administrator and will be returned to the participant.
  A shareholder or employee may make an optional payment when enrolling by enclosing the Shareholder Authorization Form together with a check payable to The Bank of New York.

9. When will Optional Cash Payments be Invested?

Optional cash payments will be invested on the first trading day of every month (Purchase Date) for Original Issue Shares. If optional cash payments are invested in Open Market Shares, investments may be made during the month beginning with the first trading day of the month and ending with the last trading day of the month (Investment Period).
  See Question 21 for information on the price at which optional cash payments are invested.
  All optional cash payments to be invested on the next Purchase Date or during the next Investment Period must be received by the Administrator no later than the 25th day of the month, or if the 25th day of the month is a Saturday, Sunday or holiday, by the previous business day. OPTIONAL CASH PAYMENTS RECEIVED AFTER THE CASH DEADLINE WILL BE INVESTED ON THE NEXT SUCCEEDING PURCHASE DATE OR DURING THE NEXT INVESTMENT PERIOD.

                                                                               7
--------------------------------------------------------------------------------

  Since no interest will be paid by the Administrator or the Independent Agent on optional cash payments, it is strongly recommended that optional cash payments be sent shortly before the cash deadline, allowing sufficient time to ensure that the payment is received by the Administrator prior to the deadline.

10. May a Participant Withdraw Optional Cash Payments?

A participant may withdraw optional cash payments by sending written notice to the Administrator. Notice must be received by the Administrator by the 25th of the month in which the payment was received.

  PARTICIPATION

11. Who is Eligible to Participate in the Plan?

All holders of shares of the common stock of WGL Holdings are eligible to participate in the Plan. Employees of WGL Holdings, employees of Washington Gas and employees of other subsidiaries that participate in the Plan may participate through payroll deduction if they also own one or more common shares of WGL Holdings. See Question No. 12 below for a description of Participating Subsidiaries.

12. How may Shareholders or Employees Join the Plan?

SHAREHOLDERS OF RECORD

A common shareholder of record may join the Plan at any time by completing the Shareholder Authorization Form and returning it to the Administrator. A Shareholder Authorization Form may be obtained by contacting the Administrator at the address indicated at the end of this question.
  If the completed Shareholder Authorization Form returned by a shareholder of record is received by the Administrator on or before the record date for the next dividend, that dividend will be invested in additional shares of common stock for the shareholder. If the Shareholder Authorization Form is received by the Administrator after the record date, that dividend will be paid in cash and investment will begin with the next dividend.

STREET NAME SHAREHOLDERS

Investors who hold common stock in the name of a stockbroker or nominee (in "street name") can join the Plan by providing the following documentation and initial investment: (i) a completed Shareholder Authorization Form; (ii) evidence of current ownership of WGL Holdings common stock in street name; (iii) an initial investment of a minimum of $25, and a maximum of $20,000. These documents (including the initial investment) should be sent to the Administrator at the address shown later in this question. The initial investment will be invested in the manner described in Question 9, and it will be the method for opening a Plan account for the street name shareholder.
  Following this initial investment, dividends on shares held in the Plan account will be automatically reinvested. The Administrator cannot reinvest dividends paid on shares held in street name.

EMPLOYEES

Employees of WGL Holdings, employees of Washington Gas and employees of other subsidiaries that participate in the Plan (Participating Subsidiaries) who own common stock of WGL Holdings may elect to participate in the Plan by payroll deduction. To participate through payroll deductions, employees must first own at least one share of common stock of WGL Holdings, other than through the Washington Gas Employee Savings and Capital Appreciation Plans. To enroll, the employee must complete and return to the Company's Shareholder Services Department a Payroll Deduction Form and a Shareholder Authorization Form. The minimum payroll deduction is $4.00 per pay period. The maximum cash investment allowed per quarter is $20,000.
     Employees of subsidiaries other than Wash-

8
--------------------------------------------------------------------------------

ington Gas should check with their payroll departments to determine if they are Participating Subsidiaries.

ADDRESSES FOR FORMS

Shareholder Authorization Forms may be obtained by contacting Shareholder Services, toll free at 1-888-269-8845, or you may request forms by writing to:

     REQUEST FORMS FROM:             RETURN FORMS TO:
The Bank of New York            The Bank of New York
Investor Relations Department   Dividend Reinvestment Dept.
P.O. Box 11258                  P.O. Box 1958
Church Street Station           Newark, NJ 17101-9774
New York, NY 10286-1258

You may also contact The Bank of New York at its web site at www.stockbny.com.

13. What does the Shareholder Authorization Form Provide?

The Shareholder Authorization Form allows each shareholder to select a method of participation. Shareholders may participate in the Plan by selecting one of the following options:

(1) Full Dividend Reinvestment. This election will automatically reinvest dividends on all shares of WGL Holdings common stock and Washington Gas preferred stock held by a participant. Participants may also make optional cash payments of between $25 and $20,000 per quarter, or

(2) Partial Dividend Reinvestment. This election will automatically reinvest dividends on a minimum of 100 shares of common and all shares of preferred stock, and, if desired, make optional cash payments of between $25 and $20,000 per quarter, or

(3) Optional Cash Payments Only. Under this election, participants may make optional cash payments of between $25 and $20,000 per quarter without reinvesting dividends on the shares held by a participant. Dividends on shares held in the Plan are reinvested.

  It should be remembered that, regardless of the option a participant selects, the Administrator will reinvest cash dividends paid on shares of common stock credited to the participant's Plan account.

(Questions 14 through 18 apply only to employee participation.)

14. May an Employee Make an Initial Purchase of WGL Holdings Common Stock by Payroll Deduction?

No. To participate by payroll deduction the employee must first own at least one share of WGL Holdings common stock.

15. May an Employee Establish More Than One Account Through Payroll Deduction?

No. Each employee may establish only one account. The account must be in the employee's name, and one joint owner may be specified.

16. How can an Employee Change a Payroll Deduction?

The amount of payroll deduction can be changed by completing a Payroll Deduction Form and returning it to the employee's payroll department. The change will be effective on the first pay period of the month following the month in which the written notice is received by the payroll department.

17. How can an Employee Terminate Payroll Deduction?

An employee can terminate a payroll deduction at any time by completing a Payroll Deduction Form and returning it to his or her payroll department. An employee who discontinues payroll deduction cannot resume payroll deduction for a period of three calendar months following the date deductions are discontinued.

18. When will Payroll Deductions be Invested?

Payroll deductions will be invested in Original Issue Shares on the first trading day of the month

                                                                               9
--------------------------------------------------------------------------------

following deduction. If Open Market Shares are used, payroll deductions will be invested during the next succeeding Investment Period. The price of the shares will be determined as described in Question 21.

  COSTS

19. Are there any Expenses in Connection with Participation under the Plan?

There are no brokerage fees when Original Issue Shares are purchased under the Plan. If the Company elects to purchase shares on the open market, a brokerage commission will be charged to participants for such transactions. The commission will be reflected in the purchase price of shares acquired in the open market. This fee may change from time to time but, as of the date of this prospectus, it is 10cents per share purchased.
  A brokerage fee will be charged if shares are sold from the Plan (See Questions 27 and 28). This fee can change from time to time but, as of the date of this prospectus, it is 10cents per share sold.

  PURCHASES

20. How Many Shares of Common Stock will be Purchased for a Participant?

A participant's account will be credited with the number of shares of common stock, including fractions reported to four decimal places, equal to the total amount invested divided by the applicable purchase price, including any brokerage fees.

21. What will be the Per Share Price of Common Stock Purchased with Dividends and Optional Cash Payments under the Plan?

For Original Issue Shares, the per share price of common stock purchased from the Company under the Plan will be the average of the high and low prices for the common stock as published in The Wall Street Journal report of New York Stock Exchange Composite Transactions on the last trading day of each month (Pricing Date) immediately prior to the Purchase Date or Dividend Payment Date. This method of pricing applies to both the purchase of shares by reinvested dividends and to shares purchased by optional cash payments.
  At the option of WGL Holdings, shares issued under the Plan may be acquired in the open market or through negotiated transactions rather than through original issue by the company. The price of shares acquired in this manner will be the weighted average price at which the Independent Agent acquires the shares during the Investment Period, plus a brokerage commission (see Question 19). This pricing method applies to both reinvestment of dividends and optional cash payments.

  REPORTS TO PARTICIPANTS

22. How will Participants be Advised of their Purchase of Stock?

As soon as practicable after each purchase, a participant will receive a statement of account. These statements are a participant's continuing record and should be retained for tax purposes. In addition, each participant will be sent copies of the communications sent to other shareholders, including the Company's quarterly financial reports, annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.

  DIVIDENDS

23. Will Participants be Credited with Dividends on Whole Shares and Fractions of Shares?

Participants will be credited with the amount of dividends attributable to whole shares and fractions of shares in their accounts under the Plan and these dividends will be reinvested.

10
--------------------------------------------------------------------------------

  CERTIFICATES FOR SHARES

24. Will Certificates be Issued for Shares of Common Stock Purchased?

Normally, certificates for shares of common stock purchased under the Plan will not be issued to participants. The number of shares credited to a participant's account under the Plan will be shown on the participant's statement of account. This convenience protects against loss, theft or destruction of stock certificates.
  Certificates for any number of whole shares credited to an account under the Plan will be issued upon the written request of the participant to the Administrator, and issuance of such certificates will not terminate participation in the Plan. Any remaining whole shares and fraction of a share will continue to be credited to the participant's account. Certificates for fractions of a share will not be issued under any circumstances.
  Shares credited to the account of a participant under the Plan may not be pledged as collateral or otherwise transferred. A participant who wishes to pledge or transfer such shares must request that certificates for such shares be issued in the participant's name.
  PLEASE UTILIZE THE TEAR-OFF STUB ATTACHED TO THE BOTTOM OF YOUR DIVIDEND REINVESTMENT PLAN STATEMENT TO REQUEST A CERTIFICATE. THIS TEAR-OFF STUB WILL HELP TO EXPEDITE YOUR REQUEST.
25. Does the Plan provide for "Safekeeping" of certificated shares held by the "Shareholder"?

Yes, however this applies only to certificates of common stock. Safekeeping is not available for certificates of preferred stock, even if you are reinvesting your preferred stock dividends.
  A Plan participant may forward common stock certificates in his or her possession to the Administrator accompanied by a letter directing the Administrator to deposit the shares into the participant's Plan account. Please see Question 12 for Dividend Reinvestment address. The letter must be signed by the holder or holders of the certificated shares exactly as the name appears on the certificate.

  It is recommended that these common stock certificates be sent by registered mail and insured for a value of 2% of the current market price of the stock. This is the premium charged by the bonding company to replace the certificates if they are lost.

26. In Whose Name will Certificates be Issued?

Accounts under the Plan are maintained in the name or names in which the account was opened. Consequently, certificates for whole shares issued upon the request of participants will be issued in the same name(s).

  SALE OF SHARES

27. How may Participants Sell their Plan Shares?

Participants may instruct the Administrator to sell any or all of their Plan shares at any time by completing and signing the appropriate instruction form. The instruction form is a tear-off stub located at the bottom of the participant's account statement. The participant should indicate on the form the number of shares to be sold. The form must be signed by all account owners. The completed form must then be mailed back to the Administrator for processing.
  Participants selling or withdrawing all of their shares from the Plan automatically terminate their participation in the Plan. To re-enroll in the Plan, the person must fulfill the prerequisites for participation described under "Enrollment Procedures" and submit a new Plan Authorization Form.
  Shares held outside the Plan may not be sold through the Plan.

28. How is the Sales Price of Plan Shares Determined?

The Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through BNY ESI & Co. Shares

                                                                              11
--------------------------------------------------------------------------------

are sold at least weekly, and depending on volume, as frequently as daily. BNY ESI & Co. will make every reasonable effort to process all sales orders on the day the orders are received, provided that instructions are received before 1:00 p.m. eastern standard time on a business day during which BNY ESI & Co. and the New York Stock Exchange are open. The sales price will not be known until the sale is completed and is based on the weighted average of all shares sold during the selling period, adjusted to exclude brokerage commissions. Following the sale and allowing for the settlement of the trade under SEC rules, typically three business days, a check will be issued payable to the account owner(s) for the net cash proceeds of the sale after a brokerage commission is deducted. (See Question 19 on "Costs"). The Administrator has full discretion in all matters related to the sale, including the time of sale and sales price. Participants cannot specify a price or a time at which to sell their Plan shares.
  Participants should be aware that the common stock price may rise or fall during the period between a request for sale, its receipt by the Administrator and the ultimate sale on the open market. Instructions sent to the Administrator to sell shares are irrevocable and may not be rescinded.

  TRANSFER OF SHARES

29. May Participants Assign or Transfer All or a Part of their Plan Shares to Another Person?

Participants may change ownership of all or part of their Plan shares through a gift, sale or otherwise at any time. The participant must contact the Administrator to obtain the proper instructions to effect the transfer. Requests for transfer are subject to the same requirements as for the transfer of common stock certificates, including the requirement of a Medallion Signature Guarantee, as explained in Question 30, below.

30. If Plan Shares are Transferred to Another Person, will the Administrator Issue a Stock Certificate to the Transferee?

Transfers can be made from Plan account to Plan account (book-to-book transfers) or, if the participant so requests, a stock certificate can be issued to the transferee. The current participant should contact the Administrator for full details on how to make the transfer.
  For book-to-book transfers that involve the establishment of a new Plan account, a new Plan Authorization Form must be completed by the transferee. The completed Form must be returned to the Administrator, along with written instructions signed by the current participant, indicating the number of shares to be transferred to the new participant. The current participant's signature must be guaranteed by a bank, broker or financial institution that is a member of the Medallion Signature Guarantee Plan. The new account will be set up for full dividend reinvestment unless otherwise instructed by the previous or new shareholder.

  WITHDRAWAL

31. How and When May a Participant Withdraw or Change Participation Method?

A participant may withdraw from the plan or change a method of participation by notifying the Administrator at any time. HOWEVER, A PARTICIPANT MAY NOT WITHDRAW FROM THE PLAN OR CHANGE THE METHOD OF PARTICIPATION BETWEEN THE RECORD DATE AND THE PAYMENT DATE FOR A DIVIDEND. Both participants in a jointly-owned account must notify the Administrator in writing to make a change or withdrawal. See Question 5 for record date information.
  All optional cash payments not yet invested by the Administrator for a withdrawing participant will be returned to the participant. Shareholders of record may re-enroll at any time.
  PLEASE UTILIZE THE TEAR OFF STUB ATTACHED TO THE BOTTOM OF YOUR DIVIDEND REINVESTMENT PLAN

12
--------------------------------------------------------------------------------

STATEMENT TO WITHDRAW OR CHANGE YOUR PARTICIPATION METHOD. THIS TEAR-OFF STUB WILL HELP TO EXPEDITE YOUR REQUEST.

32. How Can an Employee Withdraw from the Plan?

An employee may withdraw from the plan or change participation method by notifying the Administrator in writing or by completing and signing the tear-off stub of the Dividend Reinvestment Statement (please see Question 12 for Dividend Reinvestment address). Both participants in a jointly owned account must sign the request for withdrawal.
  Employees who are participating in payroll deduction must contact their payroll department for a Payroll Deduction Form to discontinue or change deductions. Only the employee needs to sign this form.
  An employee may not withdraw from the Plan or change participation method between the record date and the payment date for a dividend. See Question 5 for record date information.
  Employees who discontinue payroll deductions may not re-enroll by payroll deduction for a period of three calendar months following the date on which payroll deductions are terminated.

33. What Happens when a Participant Withdraws from the Plan or the Plan is Terminated?

When a participant withdraws from the Plan, or upon termination of the Plan by the Company, a participant has three options for receiving the proceeds from the account. The participant may (i) request that certificates for whole shares credited to the account under the Plan be issued, and a cash payment be made for any fraction of a share, (ii) request that all of the shares, both whole and fractional, credited to the account in the Plan, be sold, or (iii) request that some shares be issued in certificate form and the balance of the shares be sold. The sale of the shares will be made for the account of the participant as soon as practical after receipt of instructions by the Administrator. The participant will receive the proceeds of the sale, less any brokerage commission. See Question 19 regarding costs.
  When a participant withdraws from the Plan or if the Plan is terminated, a cash payment representing the proceeds from the sale of any fraction of a share will be mailed directly to the participant. See Question 19 regarding costs.

  FEDERAL INCOME TAXES

34. What are the Federal Income Tax Consequences of Participation in the Plan?

In general, participants in the Plan have the same Federal income tax obligations with respect to reinvested dividends as with dividends not reinvested under the Plan. Participants are treated for Federal income tax purposes as having received, on the dividend payment date, a dividend equal to the full amount of the cash dividend payable on such date with respect to (1) the common stock credited to the participant's account under the Plan, and (2) the shares of common or preferred stock owned directly by the participant (the dividends from which are reinvested under the Plan). This is required even though the reinvested dividends are not actually received but are instead applied to the purchase of additional shares.
  The tax basis of shares purchased with reinvested dividends is the amount of the reinvested dividends. The tax basis per share will equal the price per share determined as described in Question 21. The holding period for shares purchased with reinvested dividends begins on the dividend payment date.
  Employees who participate in the payroll deduction aspect of the Plan will have the same Federal income tax obligations with respect to the payroll deductions as would otherwise apply if the money were not deducted from the employee's pay. A participating employee will be treated for Federal income tax purposes as having received the full amount of wages or salary, even though the employee actually received that amount less the payroll deductions.

                                                                              13
--------------------------------------------------------------------------------

  Tax consequences will vary depending on the specific circumstances of each participant. Specific tax questions regarding participation in the Plan should be discussed by participants with their own tax advisors.

35. What Provision is Made for Shareholders whose Dividends are Subject to Income Tax Withholding?

In the case of foreign shareholders whose dividends are subject to United States income tax withholding or in the case of domestic shareholders whose dividends are subject to backup withholding, an amount equal to the dividends less the amount of any tax required to be withheld will be reinvested in the Plan. Amounts withheld from the shareholder's dividends will be remitted to the United States Treasury and the respective shareholders will be advised of the amounts of tax so withheld.

  OTHER INFORMATION

36. What Happens if a Participant Sells or Transfers All or a Portion of the Shares Registered in the Participant's Name?

If a participant who is reinvesting the cash dividends on all of the shares registered in the participant's name disposes of a portion of these shares, the Administrator will continue to reinvest the dividends on the remaining shares.
  If a participant ceases to be a shareholder of record on the books of the company, the Administrator should be given written instructions on disposition of shares credited to the Plan account. If no instructions are received from the participant, the company may, at its option instruct the Administrator to, either (i) terminate the account by sending a stock certificate to the Shareholder, or (ii) continue to reinvest the dividends on the shares held in the Plan account.

37. Does Participation in the Plan Involve Risk?

As with other investments, the value of the participant's investment will fluctuate from time to time. WGL Holdings cannot assure a profit or protect against a loss on the shares purchased under the Plan. The participant bears the risk of profit or loss on this investment.

38. What Happens if WGL Holdings Issues a Stock Dividend, Declares a Stock Split or has a Rights Offering?

Any share distributed by WGL Holdings as a stock dividend, or upon a stock split, will be credited to a participant's account whether the stock is held in the participant's account or the participant's own name.
  If additional shares are authorized and issued through a stock split, stock dividend or similar transaction, this prospectus shall be deemed to cover such additional shares.
  In a rights offering, a participant's entitlement will be based upon the participant's total holdings, including shares credited to the participant's account under the Plan. The proceeds from the sale of stock purchase rights applicable to the participant's shareholdings, whether held in the Plan or in the participant's own name, will be credited to the participant's account under the Plan. The proceeds will then be applied as an optional cash payment to purchase shares of common stock on the next Purchase Date. Any participants who wish to be in a position to exercise their rights should request, prior to the record date of the rights offering, that the Administrator issue certificates to them.

39. What are the Responsibilities of the Company under the Plan?

WGL Holdings and the Administrator will not be liable for any act done in good faith or for the good faith omission to act including, but not limited to, (a) any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, or (b) with respect to

14
--------------------------------------------------------------------------------

the prices at which shares are purchased for the participant's account and the times when such purchases are made, or (c) with respect to any loss or fluctuation in the market value after purchase of shares.
  Transaction processing may be curtailed or suspended between the record date and payable date for Stock Dividends, Stock Splits and/or Rights Offerings.

40. May the Plan be Changed or Discontinued?

The company has the right to amend, suspend modify or terminate the Plan at any time without the approval of the participants. Notice of any such amendment, suspension, modification or termination will be sent to all participants who shall in all events have the right to withdraw from the Plan. See Questions 31-33.

41. How will a Participant's Plan Shares be Voted at Annual or Special Meetings of Shareholders?

Each participant will be sent a proxy card and will be entitled to vote any shares held by the Administrator for the participant's account.

  INDEMNIFICATION OF DIRECTORS
  AND OFFICERS

The Articles of Incorporation and the Bylaws of the Company provide for indemnification of officers and directors against expenses, judgments, fines or amounts paid in settlement in the case of actions, suits or proceedings by reason of being a director or officer, to the maximum amount permitted by law.
  The Company carries a policy of insurance which, among other things, provides for payment to the Company of sums expended pursuant to the Company's Bylaws and indemnification for officers' and directors' liability.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  (All fees are estimated except the Securities and Exchange Commission Registration Fee)

Securities and Exchange Commission Registration Fee.........   $*
Listing Fee.................................................   $5,300
Accounting Fees.............................................   $8,000
Printing Expenses...........................................   $6,800
Legal Fees..................................................   $8,000
Miscellaneous...............................................   $3,000

---------------
* Previously paid

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The following description of indemnification allowed under Virginia statutory law is a summary rather than a complete description. Reference is made to Sections 13.1-692.1 and 13.1-700.11 of the Virginia Annotated Code, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

  Section 13.1-692.1 of the Virginia Stock Corporation Act, as amended (the "Virginia Code"), places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages asserted against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

  Virginia Code Section 13.1-700.11 permits a court, upon application of a director or officer, to review WGL Holdings Inc.'s determination as to a director's or officer's request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order WGL Holdings Inc. to make advances and/or reimbursement for expenses or to provide indemnification, in which case the court shall also order WGL Holdings Inc. to pay the officer's or director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer's or director's reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable, and may also order WGL Holdings to pay the officer's and director's reasonable expenses incurred to obtain the order.

  Articles FIFTH and SIXTH of the Articles of Incorporation of WGL Holdings Inc. provide, in part, as follows:

  FIFTH: No director or officer of the Corporation shall be liable to the Corporation or its shareholders for any monetary damages for any action taken or any failure to take any action as a director or officer; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the Commonwealth of Virginia, as in effect at the effective date of these Articles of Incorporation or as thereafter amended. No amendment, modification or repeal of this ARTICLE FIFTH shall eliminate or limit the protection afforded to an officer or director with respect to any act or omission occurring before the effective date hereof.

  SIXTH: (a) The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person who was, is or is threatened to be named as a defendant or respondent in or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including without limitation any such action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor (any such action, suit or proceeding being herein called a "Proceeding"), because he or she is or was a director or officer of the Corporation or because he or she, while a director or officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or any other entity or enterprise, against any and all judgments, settlements, penalties, fines, including any excise tax assessed with respect to an employee benefit plan, and/or reasonable expenses (including counsel fees) incurred with respect to a Proceeding or any appeal therein.

  (b) The Corporation shall pay any such expenses incurred by a director or officer, or former director or officer, of the Corporation in connection with any such Proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such advances to the extent of the amount to which such person shall ultimately be determined not to be entitled and upon satisfaction of such other conditions as may be required by applicable law.

  (c) The Corporation, by resolution of the Board of Directors, may extend the benefits of this Article SIXTH to current and/or former employees, agents and other representatives of the Corporation (each person entitled to benefits under this Article SIXTH being hereinafter sometimes called an "Indemnified Person").

  (d) All rights to indemnification and to the advancement of expenses granted under or pursuant to this Article SIXTH shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this Article SIXTH is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Proceedings commenced after the effective date of these Articles of Incorporation, whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article SIXTH shall affect any rights or obligations theretofore existing.

  (e) The Corporation may purchase and maintain insurance on behalf of, or insure or cause to be insured, any person who is an Indemnified Person against any liability asserted against or incurred by him or her in any capacity in respect of which he or she is an Indemnified Person, or arising out of his or her status in such capacity, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article SIXTH. As used in this Section "insurance" includes retrospectively rated and self-insured programs; provided, however, that no such program shall provide coverage for directors and officers which is prohibited by applicable law. The Corporation's indemnity of any person who is an Indemnified Person shall be reduced by any amounts such person may collect with respect to such liability
(1) under any policy of insurance purchased and maintained on his or her behalf by the Corporation or (2) from any other entity or enterprise served by such person.

  (f) The rights to indemnification and to the advancement of expenses and all other benefits provided by, or granted pursuant to, this Article SIXTH shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

  (g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SIXTH shall not be deemed exclusive of any other rights to which any Indemnified Person may be entitled under any statute or court order or any By-law, agreement, vote of shareholders or disinterested directors or otherwise.

  (h) The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article SIXTH, such rules and regulations, if any, to be set forth in the By-Laws of the Corporation or in a resolution of the Board of Directors.

ITEM 16.  EXHIBITS

  Reference is made to the Exhibit Index filed as a part of this Post-Effective Amendment No. 2 to the Registration Statement.

ITEM 17.  UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement;

          Provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to

     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, WGL Holdings, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 12th day of October, 2000.

                                       WGL HOLDINGS, INC.
                                       (Registrant)

                                       By: /s/ JAMES H. DEGRAFFENREIDT, JR.
                                         ---------------------------------------
                                           James H. DeGraffenreidt, Jr.
                                           Chairman, President and
                                           Chief Executive Officer

  Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                        TITLE                          DATE
                     ---------                                        -----                          ----
Principal executive officer and director:

/s/ JAMES H. DEGRAFFENREIDT, JR.                          Chairman, President and Chief       October 12, 2000
---------------------------------------------------      Executive Officer and Director
James H. DeGraffenreidt, Jr.

Principal financial officer:

/s/ FREDERIC M. KLINE                                       Vice President and Chief          October 12, 2000
---------------------------------------------------             Financial Officer
Frederic M. Kline

Principal accounting officer:

/s/ ROBERT E. TUORINIEMI                                           Controller                 October 12, 2000
---------------------------------------------------
Robert E. Tuoriniemi

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------
4(a)*    Amended and Restated Articles of Incorporation of the
           Registrant (Incorporated by reference to Appendix B to the
           Proxy Statement and Prospectus in Part I of the
           Registration Statement on Form S-4 of the Registrant (Reg.
           No. 333-96017 filed on February 2, 2000))
4(b)*    By-Laws of the Registrant (Incorporated by reference to
           Appendix C to the Proxy Statement and Prospectus in Part I
           of the Registration Statement on Form S-4 of the
           Registrant (Reg. No. 333-96017 filed on February 2, 2000))
4(c)*    Form of Common Stock Certificate (Designated as Exhibit 4 to
           the Registration Statement on Form S-4, File No. 333-96017
           filed on February 2, 2000)
5        Opinion of Company Counsel as to legality
23(a)    Consent of Arthur Andersen LLP, Independent Public
           Accountants
23(b)    Consent of Counsel (included in Exhibit 5)

---------------
* Incorporated by reference